Exhibit 99.1

Pro-Pharmaceuticals Reports First Quarter 2009 Financial Results

Newton, MA – May 15, 2009 – Pro-Pharmaceuticals, Inc. (OTCBB: PRWP), a developer of carbohydrate-based targeted therapeutic compounds to treat cancer and fibrosis, today reported its financial results for the first quarter of fiscal 2009. These results are included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2009, which has been filed with the SEC.

For the three months ended March 31, 2009, the Company reported a net loss of $2,859,000, or ($0.06) per share, compared with a net loss of $2,069,000 or ($0.05) per share for the same period in 2008.

During the three months ended March 31, 2009, the Company closed a Series B-1 Redeemable Convertible Preferred Stock round of financing resulting in approximately $1,500,000 of net proceeds. At March 31, 2009, the Company had approximately $861,000 of cash and cash equivalents to fund future operations. On May 13, 2009, the Company completed a closing for gross proceeds of $900,000 on its offering of Series B-2 Redeemable Convertible Preferred Stock (“Series B-2”) for a total of 450,000 shares of Series B-2 and warrants to purchase shares of common stock. This transaction brings the total raised to 2.7 million of the $6 million commitment of the 10X Fund.

Research and development expense for the first quarter of 2009 was $153,000, compared with $422,000 for the same period in 2008. The decrease was due primarily to overall lower activity in clinical and pre-clinical programs as a result of cost containment measures. The Company expects to initiate its Phase III trial as soon as it raises additional funds.

General and Administrative expense was $1,581,000, compared with $990,000 for the same period in 2008. The increase was due primarily to a one-time charge related to an employee separation agreement.

“We have a clear pathway to submit a new drug application (NDA) to the Food and Drug Administration (FDA) to commercialize DAVANAT®,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. “Results of our pre-clinical studies and clinical trials show significant clinical and economic benefits to cancer patients by adding DAVANAT® to their chemotherapy treatment. Results include extended patient survival, improved quality of life, reduced side effects, and lower costs associated with patient care. For example, no mucositis serious adverse events (SAEs), grades 3, 4 or 5, were found in approximately 100 cancer patients that were treated with DAVANAT® and 5-FU. Typically, up to 40% of patients treated with 5-FU get mucositis. SAEs of grade levels 3, 4, or 5 can result in life threatening events, in-patient hospitalization, persistent or significant disability, and/or death. 5-FU is one of the most widely used chemotherapy drugs in the world and is used to treat various types of cancers, including colorectal, breast and gastrointestinal.

“We plan to initiate a Phase III trial for approximately 300 late-stage colorectal cancer patients this year. As part of this trial, we expect to conduct a pharmacokinetic (PK) analysis of approximately 60 patients, which may allow the Company to file an NDA for DAVANAT® as an adjuvant when administered with 5-FU. Adjuvants are pharmacological or immunological agents that modify the effect of drugs. We also are actively engaged in discussions with potential partners, that include large pharmaceutical companies, distributors for DAVANAT® in the Mid-East and Korea and have initiated discussions with potential partners in South America,” said Zucconi.

About DAVANAT®

DAVANAT® , the Company’s lead product candidate, is a carbohydrate polymer composed of mannose and galactose. DAVANAT®’s mechanism of action is based on interacting with lectins on the cell surface. DAVANAT® targets specific lectin receptors (galectins) that are over-expressed on cancer cells. Current research indicates that galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. DAVANAT® is a drug that is not yet approved for commercial use by the FDA.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is engaged in the discovery, development and commercialization of carbohydrate therapeutics for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and biopharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	(in thousands except per share amounts) (unaudited)
OPERATING EXPENSES
Research and development	$153	$422
General and administrative	1,581	990

Total operating loss	(1,734)	(1,412)

OTHER INCOME AND (EXPENSE)
Interest income	1	13
Change in warrant liabilities	(862)	(587)

NET LOSS	(2,595)	(1,986)

PREFERRED STOCK DIVIDENDS AND ACCRETION COSTS	(264)	(83)

NET LOSS APPLICABLE TO COMMON STOCK	$(2,859)	$(2,069)

Basic and diluted net loss per share:	$(0.06)	$(0.05)
Shares used in computing basic and diluted net loss per share	48,165	43,332

Condensed Consolidated Balance Sheet Data

	At March 31,	At December 31,
	2009	2008
	in thousands (unaudited)
Cash and cash equivalents	$861	$318
Total assets	1,239	704
Current liabilities	1,318	1,079
Total liabilities	2,883	1,173
Total stockholders’ deficit	$(2,103)	$(469)